Exhibit 99.1

JOHN P. WALKER

January 5, 2011

G. Kirk Raab

Chairman of the Board of Directors

and

Glenn A. Oclassen

President and Chief Executive Officer

Transcept Pharmaceuticals, Inc.

1003 W. Cutting Blvd., Suite 110

Pt. Richmond, CA 94804

Dear Kirk and Glenn:

Please consider this letter notice of my decision not to stand for re-election to the Board of Directors of Transcept Pharmaceuticals, Inc. at the 2011 annual stockholders’ meeting and to retire at the annual meeting.

Recognizing the need to reduce the number of board members, and the changing requirements of the type of expertise that you will need to have on the Board this will provide flexibility for the company as well.

As you know, I have a vested interest in the success of Transcept, and believe that under your leadership the anticipated value drivers that were envisioned at the time of our merger will be fully realized. It has been a pleasure to work with you over the last several years.

Sincerely,

/s/ John P. Walker

John P. Walker